Exhibit 10.2

STOCK ISSUANCE AGREEMENT

THIS STOCK ISSUANCE AGREEMENT (“Agreement”) is made and entered into as of June 9, 2015 (the “Effective Date”), by and among Oragenics, Inc., a Florida corporation (the “Company”) and Intrexon Corporation, a Virginia corporation (“Intrexon”).

A. Subject to the terms and conditions set forth in this Agreement and pursuant to applicable exemptions from registration under the Securities Act of 1933, the Company desires to issue to Intrexon, and Intrexon desires to receive from the Company shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) as set forth herein;

B. Concurrently with the execution of this Agreement, the Company is entering into an Exclusive Channel Collaboration Agreement with Intrexon and its wholly owned subsidiary Intrexon Actobiotics NV (the “Channel Agreement”) dated as of the Effective Date, pursuant to which Intrexon and Intrexon Actobiotics NV (“Actobiotics”) is licensing the rights to certain technology to the Company; and

C. In consideration of Intrexon’s and Actobiotics’ license to the Company under the Channel Agreement, the Company has agreed to issue to Intrexon certain shares of the Company’s Common Stock in accordance with the terms and conditions of the Channel Agreement and this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Intrexon hereby agree as follows:

SECTION 1.	PURCHASE AND SALE OF SHARES; AUTHORIZATION OF ISSUANCE OF SHARES.

1.1 Payment of Technology Access Fee. Subject to the terms and conditions of the Channel Agreement and this Agreement, the Company has authorized the issuance to Intrexon at the Closing (as hereinafter defined) of a Convertible Promissory Note with a principal value of $5,000,000 in the form attached hereto As Exhibit A (the “Technology Access Fee Consideration”).

1.2 Issuance of Shares upon Achievement of Commercialization Milestone Event. Subject to the terms and conditions of this Agreement and the Channel Agreement, upon the first attainment of Commercialization Milestone Event (as defined in the Channel Agreement), the Company has agreed to make certain milestone payments (each a “Milestone Payment” and together “Milestone Payments”), at the Company’s option either in the form of shares of Company Common Stock (based upon the Fair Market Value of the shares). In the event that the Company so elects to pay any one or more of the Milestone Payments in shares of Company Common Stock instead of in cash the terms of this Section 1.2 shall govern.

(a) In the event that the Company so elects in accord with Section 5.2 of the Channel Agreement to pay a Milestone Payment due for the attainment of a Phase II Milestone Event (as defined in the Channel Agreement) in shares of Company Common Stock, then Company shall in accord with Sections 2.3 and 2.4 hereof issue to Intrexon, and/or to

Intrexon’s wholly-owned subsidiary (“Subsidiary”) in whole or in part upon request by Intrexon in accord with Section 5.2 of the Channel Agreement, that number of shares of Company Common Stock having a Fair Market Value of two (2) million United States dollars ($2,000,000).

(b) In the event that the Company so elects in accord with Section 5.2 of the Channel Agreement to pay a Milestone Payment due for the attainment of a Phase IIb/III Milestone Event (as defined in the Channel Agreement) in shares of Company Common Stock, then Company shall in accord with Sections 2.3 and 2.4 hereof issue to Intrexon, and/or to Subsidiary in whole or in part upon request by Intrexon in accord with Section 5.2 of the Channel Agreement, that number of shares of Company Common Stock having a Fair Market Value of five (5) million United States dollars ($5,000,000).

(c) In the event that the Company so elects in accord with Section 5.2 of the Channel Agreement to pay a Milestone Payment due for the attainment of a Regulatory Approval Application Milestone Event (as defined in the Channel Agreement) in shares of Company Common Stock, then Company shall in accord with Sections 2.3 and 2.4 hereof issue to Intrexon, and/or to Subsidiary in whole or in part upon request by Intrexon in accord with Section 5.2 of the Channel Agreement, that number of shares of Company Common Stock having a Fair Market Value of five (5) million United States dollars ($5,000,000).

(d) In the event that the Company so elects in accord with Section 5.2 of the Channel Agreement to pay a Milestone Payment due for the attainment of an Approval Milestone Event (as defined in the Channel Agreement) in shares of Company Common Stock, then Company shall in accord with Sections 2.3 and 2.4 hereof issue to Intrexon, and/or to Subsidiary in whole or in part upon request by Intrexon in accord with Section 5.2 of the Channel Agreement, that number of shares of Company Common Stock having a Fair Market Value of ten (10) million United States dollars ($10,000,000).

(e) In the event that the Company so elects in accord with Section 5.2 of the Channel Agreement to pay a Milestone Payment due for the first attainment of a New Indication Milestone Event (as defined in the Channel Agreement) in shares of Company Common Stock, then Company shall in accord with Sections 2.3 and 2.4 hereof issue to Intrexon, and/or to Subsidiary in whole or in part upon request by Intrexon in accord with Section 5.2 of the Channel Agreement, that number of shares of Company Common Stock having a Fair Market Value of five (5) million United States dollars ($5,000,000).

(f) In the event that the Company so elects in accord with Section 5.2 of the Channel Agreement to pay a Milestone Payment due for the first attainment of a New Product Milestone Event (as defined in the Channel Agreement) in shares of Company Common Stock, then Company shall in accord with Sections 2.3 and 2.4 hereof issue to Intrexon, and/or to Subsidiary in whole or in part upon request by Intrexon in accord with Section 5.2 of the Channel Agreement, that number of shares of Company Common Stock having a Fair Market Value of five (5) million United States dollars ($5,000,000).

The number of shares of Common Stock to be issued under each of subsections (a) through (e) of this Section 1.2 shall be rounded down to the nearest whole share. The event giving rise to an issuance of shares under subsections (a) through (e) of this Section 1.2 hereafter each generically shall be a “Milestone Event” and together generically, the “Milestone Events.” For clarity, shares issued under subsections (a) through (e) of this Section 1.2 may be issued entirely to Intrexon, entirely to Subsidiary, or in combination to Intrexon and Subsidiary; however, when issued in combination to Intrexon and Subsidiary, the total and collective number of shares issued to Intrexon and Subsidiary for the respective Milestone Event shall not exceed the amount that would have been issued to Intrexon (or to Subsidiary) singly.

Defined terms not otherwise defined herein shall have the meaning set forth in the Channel Agreement.

1.3 Determination of Fair Market Value for Milestones. “Fair Market Value” as used in this Agreement with respect to the payments to Intrexon made under Sections 1.2(a) through 1.2(e) means the value of the issued shares of Company’s Common Stock using published market data of the share price for Company’s Common Stock at the close of market on the business day immediately preceding the date of public announcement of attainment of the Milestone Event in question.

SECTION 2.	CLOSING AND DELIVERY

2.1 Issuance of Technology Access Fee Consideration. Subject to the terms and conditions of this Agreement, the Channel Agreement and in reliance upon the representations, warranties and agreements contained herein, the Company will issue to Intrexon the Technology Access Fee Consideration. The Parties agree that the consideration received by the Company hereunder shall be the execution and delivery by Intrexon of the Channel Agreement which consideration is at least equal to the par value of the Technology Access Fee Consideration issued hereunder.

2.2 Closing. The Closing of the Technology Access Fee Consideration shall occur simultaneously with the execution of this Agreement and the Channel Agreement remotely via the exchange of documents and signatures (the “Closing”).

2.3 Milestone Event Closings. In the event shares are to be issued in the case of the achievement of a Milestone Event, each closing for the respective Milestone Payments shall occur on the earlier of (i) the thirtieth day following the respective triggering Milestone Event as set forth in sections 1.2(a) through 1.2(c) above, and (ii) such other date as Intrexon and the Company may agree (singularly, a “Subsequent Closing,” or collectively, the “Subsequent Closings”).

2.5 Delivery of the Shares. Promptly following any Subsequent Closing, the Company shall deliver to Intrexon certificate(s) representing the shares required to be issued at the Closing or respective Subsequent Closing, registered in the name of Intrexon (and/or Subsidiary, as appropriate).

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Subject to and except as set forth in the SEC Documents, the Company hereby represents and warrants to Intrexon as of the date hereof as follows:

3.1 Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and as described in the reports filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of its most recently completed fiscal year through the date hereof, including, without limitation, its most recent report on Form 10-Q. The Company does not have any subsidiaries other than those identified in its most recent report on Form 10-Q. The Company is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company, taken as a whole, and any condition, circumstance or situation that would prohibit the Company from entering into and performing any of its obligations hereunder.

3.2 Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its board of directors or stockholders is required. When executed and delivered by the Company, this Agreement shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application. The Company’s board of directors, at a meeting duly called and held, adopted resolutions approving the transactions contemplated hereby, including the issuance of the Technology Access Fee Consideration.

3.3 Issuance of Shares. The shares to be issued and sold hereunder have been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. In addition, such shares will be free and clear of all liens, claims, charges, security interests or agreements, pledges, assignments, covenants, restrictions or other encumbrances created by, or imposed by, the Company (collectively, “Encumbrances”) and rights of refusal of any kind imposed by the Company (other than restrictions on transfer under applicable securities laws) and the holder of such shares shall be entitled to all rights accorded to a holder of Common Stock. As of the date hereof, there are 38,378,944 shares of the Company’s Common Stock are issued and outstanding.

3.4 No Conflicts; Governmental Approvals. The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) violate any provision of the Company’s Articles of Incorporation or Bylaws, each as amended to date, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company’s properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the shares in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, rules or regulations, or pursuant to the New York Stock Exchange rules and regulations as applicable, prior to or subsequent to the Closing).

3.5 SEC Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act. During the year preceding this Agreement, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (the “SEC Documents”). At the times of their respective filing, all such reports, schedules, forms, statements and other documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder. At the times of their respective filings, such reports, schedules, forms, statements and other documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.6 Accountants. To the Company’s knowledge, Mayer Hoffman McCann P.C. whose report on the financial statements of the Company is filed with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, were, at the time such report was issued, independent registered public accountants as required by the Securities Act of 1933 and the rules and regulations promulgated thereunder (together, the “Securities Act”).

3.7 Internal Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.8 Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act). Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The Company is in compliance in all material respects with all provisions currently in effect and applicable to the Company of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder or implementing the provisions thereof.

3.9 No Material Adverse Change. Except as disclosed in the SEC Documents, since December 31, 2014, the Company has not (i) experienced or suffered any Material Adverse Effect, (ii) incurred any material liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s business or (iii) declared, made or paid any dividend or distribution of any kind on its capital stock.

3.10 No Undisclosed Events or Circumstances. Except as disclosed in the SEC Documents, since December 31, 2014, except for the consummation of the transactions contemplated herein, to the Company’s knowledge, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

3.11 Litigation. No action, suit, proceeding or investigation is currently pending or, to the knowledge of the Company, has been threatened in writing against the Company that: (i) concerns or questions the validity of this Agreement; (ii) concerns or questions the right of the Company to enter into this Agreement; or (iii) is reasonably likely to have a Material Adverse Effect. The Company is neither a party to nor subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate that would have a Material Adverse Effect.

3.12 Compliance. Except for defaults or violations which are not reasonably likely to have a Material Adverse Effect, the Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws, applicable to its business.

3.13 Intellectual Property

(a) To the best of its knowledge, the Company has entered into agreements with each of its current and former officers, employees and consultants involved in research and development work, including development of the Company’s products and technology providing the Company, to the extent permitted by law, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by such person, solely or jointly with other of such persons, during the period of employment by the Company except where the failure to have entered into such an agreement would not have a Material Adverse Effect. The Company is not aware that any of its employees or consultants is in material violation thereof.

(b) To the Company’s knowledge, the Company owns or possesses adequate rights to use all trademarks, service marks, trade names, domain names, copyrights, patents, patent applications, inventions, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), and other intellectual property rights (“Intellectual Property”) as are necessary for the conduct of its business as described in the SEC Documents. Except as described in the SEC Documents, (i) to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property; (ii) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others against the Company challenging the Company’s rights in or to any such Intellectual Property; (iii) the Intellectual Property owned by the Company and, to the knowledge of the Company, the Intellectual Property licensed to the Company has not been adjudged invalid or unenforceable by a court of competent jurisdiction or applicable government agency, in whole or in part, and there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (iv) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others against the Company that the Company infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and the Company has not received any written notice of such claim; and (v) to the Company’s knowledge, no employee of the Company is the subject of any claim or proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or actions undertaken by the employee while employed with the Company, in each of (i) through (v), for any instances which would not, individually or in the aggregate, result in a Material Adverse Effect.

3.14 FDA Compliance.

(a) Except as described in the SEC Documents, the Company: (i) is in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product that is under development, manufactured or distributed by the Company (“Applicable Laws”); (ii) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), which would not, individually or in the aggregate, result in a Material Adverse Effect; (iii) possesses all material Authorizations necessary for the operation of its business as described in the SEC Documents and such Authorizations are valid and in full force and effect and the Company is not in material violation of any term of any such Authorizations; and (iv) since January 1, 2014: (A) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (B) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (C) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (D) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Company’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

(b) Since December 31, 2014, and except to the extent disclosed in the SEC Documents, the Company has not received any notices or correspondence from the FDA or any other federal, state, local or foreign governmental or regulatory authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

3.15 General Healthcare Regulatory Compliance.

(a) As used in this subsection:

(i) “Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or any political subdivision, court, body, agency or regulatory authority thereof, and any Person exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any of the foregoing.

(ii) “Law” means any federal, state, local, national or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

(b) The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws. Neither the Company, nor, to the knowledge of the Company, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending, or to the knowledge of the Company, threatened, against the Company or any of its respective officers, employees or agents.

(c) Each of the Company and, to its knowledge, its directors, officers, employees, and agents (while acting in such capacity) is, and at all times has been, in material compliance with all health care Laws applicable to the Company or by which any of its properties, businesses, products or other assets is bound or affected, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (collectively, “Health Care Laws”). The Company has not received any notification, correspondence or any other written or oral communication from any Governmental Entity, including, without limitation, the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or liability of, the Company under any Health Care Laws.

(d) The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

3.16 Application of Takeover Protections. The issuance of the shares hereunder and Intrexon’s ownership thereof is not prohibited by the business combination statutes of the state of Florida. The Company has not adopted any stockholder rights plan, “poison pill” or similar arrangement that would trigger any right, obligation or event as a result of the issuance of such shares and Intrexon’s ownership of such shares and there are no similar anti-takeover provisions under the Company’s charter documents.

3.17 Listing and Maintenance Requirements. The Company is in compliance with the requirements of the NYSE MKT for continued listing of the Common Stock thereon. The issuance and sale of the shares hereunder does not contravene the rules and regulations of the NYSE MKT.

3.18 Private Placement. Neither the Company nor its affiliates, nor any Person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the shares hereunder, (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the sale and issuance by the Company of the shares under the Securities Act or (iii) has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the shares to Intrexon for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its subsidiaries or affiliates take any action or steps that would require registration of any of the shares under the Securities Act or cause the offering of the shares to be integrated with other offerings. Assuming the accuracy of the representations and warranties of Intrexon, the offer and issuance of the shares by the Company to Intrexon pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

3.19 No Manipulation of Stock. The Company has not taken, and has no plans to take, in violation of applicable law, any action outside the ordinary course of business designed to, or that might reasonably be expected to, cause or result in unlawful manipulation of the price of the Common Stock.

3.20 Brokers. Neither the Company nor any of the officers, directors or employees of the Company has employed any broker or finder in connection with the transaction contemplated by this Agreement. The Company shall indemnify Intrexon from and against any broker’s, finder’s or agent’s fees for which the Company is responsible.

SECTION 4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF INTREXON.

4.1 Purchaser Sophistication. Intrexon represents and warrants to, and covenants with, the Company that Intrexon (a) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the acceptance of the shares pursuant hereto, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the shares, (b) Intrexon, in connection with its decision to purchase the shares, relied only upon the SEC Documents, other publicly available information, and the representations and warranties of the Company contained herein. Intrexon is an “accredited investor” pursuant to Rule 501 of Regulation D under the Securities Act, (c) Intrexon is acquiring the shares for its own account for investment only and with no present intention of distributing any of such shares or any arrangement or understanding with any other persons regarding the distribution of such shares; (d) Intrexon has not been organized, reorganized or recapitalized specifically for the purpose of investing in the shares; (e) Intrexon will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire to take a pledge of) any of the shares except in compliance with the Securities Act and applicable state securities laws, (f) Intrexon understands that the shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Company is relying upon the truth and accuracy of, and Intrexon’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Intrexon set forth herein in order to determine the availability of such exemptions and the eligibility of Intrexon to acquire the shares, (g) Intrexon understands that its investment in the shares involves a significant degree of risk, including a risk of total loss of Intrexon’s investment (provided that such acknowledgment in no way diminishes the representations, warranties and covenants made by the Company hereunder) and (h) Intrexon understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the shares.

4.2 Authorization and Power. Intrexon has the requisite power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Intrexon and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of Intrexon or its board of directors or stockholders is required. When executed and delivered by Intrexon, this Agreement shall constitute a valid and binding obligation of Intrexon enforceable against Intrexon in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

4.3 No Conflict. The execution, delivery and performance of this Agreement by Intrexon and the consummation by Intrexon of the transactions contemplated hereby do not and will not (i) violate any provision of Intrexon’s charter or organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Intrexon is a party or by which Intrexon’s properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Intrexon or by which any property or asset of Intrexon are bound or affected, except, in all cases, other than violations (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, materially and adversely affect Intrexon’s ability to perform its obligations under the Agreement.

4.4 Restricted Shares. Intrexon acknowledges that the shares when issued shall be restricted securities and must be held indefinitely unless subsequently registered under the Securities Act or the Company receives an opinion of counsel reasonably satisfactory to the

Company that such registration is not required. Intrexon is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the stock, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being through a “broker’s transaction” or a transaction directly with a “market maker” and the number of shares of the stock being sold during any three-month period not exceeding specified limitations. Intrexon further acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time Intrexon wishes to sell the shares and, if so, Intrexon would be precluded from selling the shares under Rule 144 even if the one year minimum holding period has been satisfied.

4.5 Ownership of Common Stock. As of the date hereof, Intrexon and its affiliates beneficially own 9,839,221 shares (Intrexon - 8,838,666 shares, NRM VII Holdings I, LLC - 1,000,555 shares) of Common Stock of the Company.

4.6 Stock Legends. Intrexon acknowledges that certificates evidencing any shares shall bear a restrictive legend in substantially the following form (and including related stock transfer instructions and record notations):

4.7 THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

4.8 Brokers. Neither Intrexon nor any of the officers, directors or employees of Intrexon has employed any broker or finder in connection with the transaction contemplated by this Agreement. Intrexon shall indemnify the Company from and against any broker’s, finder’s or agent’s fees for which Intrexon is responsible.

SECTION 5.	REGISTRATION RIGHTS.

5.1 Piggyback Registration Rights. If, at any time, the Company proposes to file a registration statement under the Securities Act, other than a registration relating solely to employee benefit plans or Rule 145 transactions, with respect to an underwritten offering for its own account of any class of securities of the Company (a “Registration Statement”), then each such time, the Company shall give written notice of such intention to file a Registration Statement (a “Piggyback Notice”) to Intrexon at least five (5) days before the anticipated filing date. The Piggyback Notice shall describe the number of shares to be registered and the intended method of distribution and offer Intrexon the opportunity to register pursuant to such Registration Statement such shares obtained by operation of the Channel Agreement and held by Intrexon and its Subsidiaries and (the “Registrable Shares”) as Intrexon may request in writing to the Company within five (5) days after the date Intrexon first received the Piggyback Notice (a “Piggyback Registration”). The Piggyback Registration rights shall be subject ratably to potential underwriter’s limitations set forth herein. The Company shall take all reasonable steps to include in the Registration Statement the Registrable Shares which the Company has been so requested to register by Intrexon on behalf of Intrexon and/or Subsidiary. The Company shall be entitled to suspend or withdraw a Registration Statement prior to its becoming effective. If the managing underwriter with respect to such an offering advises the Company in writing that the inclusion of all or any portion of the Registrable Shares which Intrexon has requested to be included in the Registration Statement would materially jeopardize the success of the offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares which the underwriter advises the Company in writing may be sold without materially jeopardizing the offering. If Intrexon disapproves of the terms of any such underwriting may elect to withdraw its Registrable Shares from it by written notice to the Company and the underwriter. Intrexon also agrees that it and Subsidiary shall be subject to any lock-up agreements reasonably requested by a managing underwriter so long as the Company shares held by the Company’s largest shareholder are also subject to a similar lock-up agreement. The Company shall not grant registration rights to any other holder or prospective holder of its securities in connection with a private placement of the Company’s securities unless, (i) all shares held by Intrexon and Subsidiary by operation of the Channel Agreement are, at the time of such private placement, included on a Registration Statement, or (ii) the Company agrees, in connection with such private placement, to grant Intrexon the right to include on the Registration Statement a collective total number of Intrexon’s and/or Subsidiary’s Registrable Shares equal to one half of the number of shares to be registered on behalf of the other holder or prospective holder.

5.2 Registration Expenses. All reasonable fees and expenses incident to the performance of or compliance with this Agreement by the Company, except as and to the extent specified in this Section 5, shall be borne by the Company whether or not the Registration Statement is filed or becomes effective and whether or not any shares are sold pursuant to the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with each securities exchange or market on which shares are listed, (B) with respect to filings required to be made with the Financial Industry Regulatory Authority and (C) in compliance with state securities or Blue Sky laws, (ii) messenger, telephone and delivery expenses, (iii) fees and disbursements of counsel for the Company, (iv) Securities Act liability insurance, if the Company so desires such insurance, and (v) fees and expenses of all other persons or entities retained by the Company in connection with the consummation of the transactions contemplated by this Section 5, including, without limitation, the Company’s independent public accountants.

5.3 Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless Intrexon and Subsidiary, its permitted assignees, officers, directors, agents, affiliates and employees, to the fullest extent permitted by applicable law, from and against any and all claims, losses, damages, liabilities, penalties, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”), arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a Registration Statement or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except (i) to the extent that such untrue statements or omissions are based upon information furnished to the Company by Intrexon expressly for use in the Registration Statement; (ii) as a result of the failure of such indemnitee to deliver a prospectus, as amended or supplemented, to a purchaser in connection with an offer or sale; or (iii) the use by the indemnitee of an outdated or defective prospectus after the Company has notified Intrexon in writing that the prospectus is outdated or defective, but only if and to the extent that following such receipt the misstatement or omission giving rise to such Loss would have been corrected; provided, however, that the indemnity agreement contained in this Section 5.3 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.

5.4 Indemnification by Intrexon. Intrexon shall indemnify and hold harmless the Company, its directors, officers, agents and employees to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a Registration Statement or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, to the extent that such untrue statement or omission is contained in or omitted from any information regarding Intrexon and/or Subsidiary furnished in writing to the Company by Intrexon and/or Subsidiary expressly for use in therein, and that such information was reasonably relied upon by the Company for use therein, or to the extent that such information relates to Intrexon or Subsidiary, or to Intrexon’s or Subsidiary’s proposed method of distribution of shares and was furnished in writing by Intrexon and/or Subsidiary expressly for use therein. Notwithstanding anything to the contrary contained herein, in no event shall the liability of Intrexon under this Section 5.5 exceed the net proceeds to Intrexon as a result of the sale of shares pursuant to a Registration Statement in connection with which the untrue or alleged untrue statement or material omission was provided.

SECTION 6.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company and Intrexon herein shall survive the execution of this Agreement and the issuance to Intrexon of the Technology Access Fee Consideration and shall terminate eighteen (18) months after the Closing, provided, however, that the representations and warranties in Sections 3.1, 3.2 and 3.3 shall survive for so long as Intrexon continues to hold any of the Technology Access Fee Consideration sold hereunder. No claim may be asserted against either party for breach of any representation or warranty contained herein, unless written notice of such claim is received by such party describing in reasonable detail and to the extent available the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth above. In no event shall any party be liable to the other party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of any representation or warranty in this Agreement.

SECTION 7.	COVENANTS.

7.1 Standstill Provision.

(a) Intrexon hereby agrees that, for a period of three years from the date hereof, unless specifically invited in writing by the Company to do so, neither Intrexon nor any of its affiliates (including subsidiaries) will, or will cause or knowingly permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, in any manner, directly or indirectly:

(i) effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise or, assist any other person to effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect or cause or participate in, any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; any tender or exchange offer, merger, consolidation or other business combination involving the Company; any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of the Company;

(ii) form, join or in any way participate in a “group” (as defined under the Exchange Act, hereafter a “Group”) with respect to any securities of the Company;

(iii) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, or policies of the Company (except as contemplated by Section 7.3 of this Agreement);

(iv) take any action which could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in this Section 7.1; or

(v) enter into any agreements, discussions or arrangements with any third party with respect to any of the foregoing.

(b) Notwithstanding the foregoing, the Company hereby agrees that the provisions of this Section 7.1 shall not apply to the following:

(i) the purchase by Intrexon and/or its affiliates after the date hereof (and not pursuant to this Agreement) of up to an aggregate number of shares of Common Stock that does not exceed 10% of the number of shares of Common Stock then issued and outstanding;

(ii) the exercise by Intrexon and/or its affiliates, if applicable, of any voting rights available to Company stockholders generally pursuant to any transaction described Section 7.1(a)(i) above, provided that Intrexon has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such transaction to occur or otherwise violated this Section 7.1;

(iii) the exercise by Intrexon and/or its affiliates, if applicable, of any voting rights generally available to it or them as non-Affiliate security holders of a third party that is a participant in an action or transaction described in Section 7.1(a)(i) above, provided that Intrexon has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such action or transaction to occur or otherwise violated this Section 7.1;

(iv) any activity by Intrexon after the Company has made any public announcement of its intent to solicit or engage in any transaction which would result in a Company Sale; and

(v) making any communication to Company executive management on a confidential basis solely that Intrexon would be interested in engaging in discussions with the Company that could result in a negotiated transaction described in Section 7.1(a)(i) so long as Intrexon does not propose any such transaction or discuss or refer to potential terms thereof without the Company’s prior consent.

(c) Intrexon’s rights and the Company’s obligations under this Section 7.1 shall terminate upon the termination of the Channel Agreement.

7.2 Intrexon Proposals. Notwithstanding any of the foregoing provisions of Section 7.1, the Company further agrees that nothing herein shall limit the ability of Intrexon to confidentially propose to the executive management of the Company and its board of directors, and/or advocate for, any transaction between the Company and any third party unaffiliated with Intrexon or its Affiliates.

7.3 Further Assurances. Each of the Company, Intrexon and its affiliates, including but not limited to Actobiotics, shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as each other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, the Channel Agreement and the consummation of the transactions contemplated thereby.

SECTION 8.	NOTICES.

All notices or other communications which are required or permitted hereunder shall be in writing and addressed as follows:

If to the Company:	Oragenics, Inc.
4902 Eisenhower Boulevard, Suite 125,
Tampa, FL 33634
Attention: Chief Executive Officer
Fax No.: (813) 286-7904

If to Intrexon:	Intrexon Corporation
20374 Seneca Meadows Parkway
Germantown, MD 20876
Attention: Legal Department
Fax No.: (301) 556-9902

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile (provided that the party providing such notice promptly confirms receipt of such transmission with the other party by telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested.

SECTION 9.	MISCELLANEOUS.

9.1 Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

9.2 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the parties hereto.

9.3 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

9.4 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) the parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of such provision(s) in this Agreement.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida as applied to contracts entered into and performed entirely in the State of Florida by Florida residents, without regard to conflicts of law principles.

9.6 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, PDF, or other means of electronic communication), each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

9.7 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided that Intrexon shall not assign its rights or obligations hereunder unless Intrexon assigns such rights in whole and not in part to an assignee of such rights and obligations which shall agree in writing with the Company to be bound by this Agreement and that Intrexon’s rights under Section 7.1 shall not be assignable.

9.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.9 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

9.10 Entire Agreement. This Agreement (including the Schedule of Exceptions), the Channel Agreement and other documents executed and delivered pursuant hereto and thereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Notwithstanding the foregoing, nothing in this Agreement shall alter the rights of the Parties under that certain Stock Issuance Agreement, dated June 5, 2012, or that certain Stock Purchase and Issuance Agreement dated September 30, 2013, or that certain First Amendment to the Stock Purchase and Issuance Agreement dated September 30, 2013, all three of which by and between Intrexon and Oragenics.

9.11 Publicity. Except as otherwise provided herein, no party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be required by applicable law or regulations, in which case such party shall provide the other parties with reasonable notice of such publicity and/or opportunity to review such disclosure. The Company shall issue a press release announcing the transaction contemplated by this Agreement and the Channel Agreement prior to the opening of the financial markets in New York City on the business day immediately following the date hereof. Such press release shall be substantially in the form mutually agreed to by the parties.

9.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Issuance Agreement to be executed by their duly authorized representatives as of the Effective Date.

ORAGENICS, INC.

By:	/s/ Michael Sullivan
Name:	Michael Sullivan
Title:	Chief Financial Officer

INTREXON CORPORATION

By:	/s/ Donald P. Lehr
Name:	Donald P. Lehr
Title:	Chief Legal Officer

[Signature page of Stock Issuance Agreement]

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